UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Centerplate, Inc.

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TO THE SECURITY HOLDERS OF
CENTERPLATE

YOUR VOTE IS VERY IMPORTANT

January 15, 2009

Dear Security Holder:

You are receiving this mailing because you are a holder of Centerplate, Inc.’s Income Deposit Securities (the “IDSs”), each consisting of one share of our common stock and $5.70 principal amount of our 13.5% Subordinated Notes due 2013 (the “Notes”).

We are holding a special meeting of security holders on Tuesday, January 27, 2009 at 8:30 a.m. (ET) to approve Centerplate’s planned merger with an affiliate of Kohlberg & Company, L.L.C. (“Kohlberg”), a leading private equity firm (the “Merger”), as explained in our proxy statement previously filed and mailed to you. We have also commenced a tender offer and consent solicitation to purchase up to 70% of Centerplate’s Notes for an amount, in cash, equal to $2.49 for each Note, plus accrued and unpaid interest and deferred interest, and to amend the indenture governing the Notes as described more fully in the Offer to Purchase and Consent and Letter of Transmittal (together, the “Debt Tender Documents”). The Debt Tender will expire at 5:00 p.m. (ET) on Friday, January 23, 2009, unless extended.

Enclosed with this mailing is a supplement to our proxy statement. This supplement includes additional information which we are providing in connection with the settlement of certain security holder lawsuits filed against us, certain of our directors and Kohlberg.

BOTH YOUR VOTE AND YOUR TENDER OF NOTES ARE VERY IMPORTANT

Your vote and the tender of your Notes are important, no matter how few or how many IDSs you may own. The closing of the Merger and the consummation of the Debt Tender are each conditioned on the other.

Your failure to vote will result in your shares not being counted for purposes of establishing a quorum at the special meeting and will have the same effect as a vote against the Merger, so we urge all shareholders as of the record date to take a moment now to vote their proxy in favor of the Merger proposal. We also urge you to contact your bank or broker now in order to instruct them to tender your Notes.

Please read carefully both the proxy statement and the Debt Tender Documents which were previously mailed to you. If you have not received the proxy statement or the Debt Tender Documents, or have any questions, please contact our proxy solicitor and information agent, MacKenzie Partners, at 800-322-2885 or via email at proxy@mackenziepartners.com.

For your convenience, a duplicate proxy card is enclosed. If you have previously voted your shares, you need not return a second proxy card. In order to tender your Notes, you must instruct your custodian bank or brokerage firm to do so on your behalf in accordance with the Consent and Letter of Transmittal.

Thank you for your time and your attention to these important matters.

Sincerely yours,

David M. Williams
Chairman of the Board of Directors

INTRODUCTORY NOTE
VOTING AND REVOCABILITY OF PROXIES
LITIGATION RELATING TO THE MERGER
SUPPLEMENTAL INFORMATION TO THE PROXY STATEMENT
SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION

CENTERPLATE, INC.
2187 ATLANTIC STREET, 6TH FLOOR
STAMFORD, CONNECTICUT 06902

SUPPLEMENT TO PROXY STATEMENT
FOR THE SPECIAL MEETING OF SECURITY HOLDERS
To Be Held on January 27, 2009

INTRODUCTORY NOTE

This document supplements the proxy statement, dated December 23, 2008 (the “Proxy Statement”), previously provided to you in connection with the proposed merger of KPLT Mergerco, Inc. (“Merger Sub”), a wholly-owned subsidiary of KPLT Holdings, Inc. (“Parent”), with and into Centerplate, Inc. (the “Company,” “we,” “our,” or “us”) pursuant to the Agreement and Plan of Merger, dated as of September 18, 2008, among the Company, Parent and Merger Sub (the “Original Merger Agreement”) as amended by the Amendment to Agreement and Plan of Merger dated December 23, 2008 (the “Amendment” and taken together with the Original Merger Agreement, the “Merger Agreement”). Parent and Merger Sub are entities directly and indirectly owned by Kohlberg Investors VI, L.P., an affiliate of Kohlberg & Company, L.L.C. (“Kohlberg”).

This supplement includes certain additional information which we are providing in connection with our entry into a memorandum of understanding regarding the settlement of certain security holder lawsuits filed against us, certain of our directors and Kohlberg. The lawsuits and the memorandum of understanding are described more fully below. Except as described in this supplement, the information provided in the Proxy Statement continues to apply. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current.

Our Board of Directors previously established November 28, 2008 as the record date for the purpose of determining the security holders who are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting. The purpose of the special meeting is to consider and vote on (1) a proposal to adopt the Merger Agreement and the transactions contemplated thereby, and (2) a proposal to adjourn the special meeting, if necessary, to solicit additional proxies. The proxies will be authorized to vote on such other matters as may properly be brought before the special meeting and any adjournments thereof.

After careful consideration, our Board of Directors has unanimously determined that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of the Company and our security holders, and has approved the Merger Agreement, the merger and the other transactions contemplated thereby. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement. If you have not already submitted a proxy for use at the special meeting you are urged to do so promptly.

VOTING AND REVOCABILITY OF PROXIES

As set forth in the Proxy Statement, the adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the close of business on November 28, 2008, the record date for the special meeting. Approval of any proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

All security holders of record are invited to attend the special meeting in person. However, even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting should you become unable to attend. If you fail to return your proxy card and do not attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. Because approval of the proposal to adjourn the meeting, if necessary, to solicit additional proxies, and the grant of authority to the proxies to vote on of any other such matters as may be properly brought before the special meeting require the affirmative vote “FOR” the approval of any such matters by a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter, abstentions will count as a vote “AGAINST” the proposed matters.

Record holders of common stock who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Company common stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all requirements of Delaware law, which are summarized in the Proxy Statement.

If your shares of common stock are held in street name by your bank, brokerage firm or nominee, you should instruct them how to vote your shares of common stock using the instructions provided by them. If you have not received such voting instructions or require further information regarding such voting instructions, you may contact your bank, brokerage firm or nominee to request directions on how to vote your shares. If your shares are held in street name and you do not provide your bank, brokerage firm or nominee with instructions as to how such shares are to be voted, your shares will not be voted at the special meeting.

NO ACTION IN CONNECTION WITH THIS SUPPLEMENT IS REQUIRED BY ANY SECURITY HOLDER WHO HAS PREVIOUSLY DELIVERED A PROXY AND WHO DOES NOT WISH TO REVOKE OR CHANGE THAT PROXY. A PROXY CARD IS ENCLOSED HEREWITH AS A CONVENIENCE FOR THOSE WHO MAY HAVE MISPLACED THE PREVIOUSLY SENT PROXY CARD OR FOR THOSE WHO WISH TO REVOKE A PREVIOUSLY SENT PROXY.

As indicated in the Proxy Statement, you may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either properly advise the Company’s Corporate Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your bank, brokerage firm or nominee to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by them to revoke your proxy.

LITIGATION RELATING TO THE MERGER

On September 26, 2008, Warren Kaplan, a purported beneficial owner of 125,000 of the Company’s outstanding IDS units, filed an action captioned Kaplan v. Williams, et al., FST-CV-084014996, in the Superior Court for the Judicial District of Stamford-Norwalk at Stamford, alleging, among other things, that the merger price was unfair, that the Company’s directors breached their fiduciary duties in connection with the consideration and approval of the merger, and that the Company and Kohlberg aided and abetted these alleged breaches.

On October 8, 2008, David Younge, a purported beneficial owner of the Company’s IDS units, filed a second suit, Younge v. Centerplate, Inc., et al., FST-CV-08-4015148-S, in the Superior Court for the Judicial District of Stamford-Norwalk at Stamford. The Younge action was subsequently withdrawn and dismissed without prejudice by the plaintiff on November 19, 2008 to allow Younge to attempt to become a co-plaintiff in the Kaplan action.

On November 14, 2008, Kaplan filed an amended complaint purporting to name himself and Younge as plaintiffs (the “Amended Complaint”). The Amended Complaint alleged, among other things, that the public market trading prices of the Company’s units were not indicative of our long-term prospects and that the Kohlberg merger price should have been approximately $10.00 per share. The Amended Complaint further contended that certain terms in the Merger Agreement, including the “no shop” clause which prevented our Board of Directors from affirmatively soliciting alternative bids, the Company’s obligation to notify Kohlberg if the Company received a superior bid, and the Company’s obligation to pay a $2.5 million termination fee to Kohlberg under certain circumstances, precluded any higher bids. The Amended Complaint also alleged certain deficiencies in the Company’s October 22, 2008 preliminary proxy statement. The Amended Complaint sought an injunction preventing the consummation of the merger (or alternatively, rescission and recissory damages), an accounting by defendants for all alleged damages and profits, and an award of fees and costs.

On January 9, 2009, Younge filed a second amended complaint (the “Second Amended Complaint”) purporting to name an additional plaintiff (and a purported beneficial owner of the Company’s outstanding IDS units), Mary C. Larivee, and adding allegations concerning the Proxy Statement. That same day Kaplan filed a motion to withdraw as a plaintiff in the Second Amended Complaint.

On January 13, 2009, plaintiff and defendants entered into a Memorandum of Understanding (which the parties expect to be followed by Stipulation of Settlement) regarding a settlement of the Second Amended Complaint.

As part of the settlement, and in exchange for a dismissal of the lawsuit and release, the Company has agreed to file this supplement to the previously-distributed Proxy Statement and mail a copy of the supplement to its investors.

This settlement, which is subject to, among other conditions, preliminary and final Connecticut court approval after appropriate notice and a hearing to consider the fairness of the settlement, would resolve any and all existing or potential claims relating to the merger (including those claims purported to be alleged in the Second Amended Complaint) as will be set out in greater detail in the Stipulation of Settlement. The Company and its officers and directors continue to deny any liability or responsibility for the claims made in the Second Amended Complaint and make no admission of any wrongdoing. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Court will approve the settlement even if the parties enter into such a stipulation. In the event the settlement is approved, all holders of the Company’s securities, from April 30, 2008 through the date of consummation of the merger with Kohlberg, will release all claims (other than valid appraisal demands in connection with the merger) relating to the transaction which were or could be brought against the Company, its officers and directors, Kohlberg, and their respective affiliates and agents. The settlement is also subject to the completion of the merger with Kohlberg.

SUPPLEMENTAL INFORMATION TO THE PROXY STATEMENT

In connection with the settlement of the security holder lawsuits described above, we have agreed to supplement certain disclosure in the Proxy Statement with the disclosure that is set forth below. This supplemental information should be read in conjunction with the Proxy Statement, which we urge you to read in its entirety.

1.	As described on page 21 of the Proxy Statement, the Board’s decision to approve the Merger Agreement was the outcome of an approximately six-month Board of Directors-directed process to assess the Company’s capital structure and to identify, pursue and evaluate capital structure and other alternatives that would allow the Company to operate under the business conditions it was facing in light of rapidly deteriorating financial and credit markets. The capital structure and other alternatives considered included (i) selling the Company to a third party, (ii) refinancing the Company’s indebtedness under the credit agreement with the proceeds of an issuance of new senior secured notes, (iii) exchanging the Notes for new equity and cash proceeds from new preferred stock, (iv) exchanging the Notes for new common equity, (v) refinancing the IDSs with cash raised from a new equity offering, (vi) operating under the current capital structure by significantly reducing operating costs and capital expenditures, deferring interest payments on the Notes and either securing a new credit facility with the existing lenders or seeking a permanent amendment of the monthly financial maintenance covenants under the credit agreement, (vii) restructuring the balance sheet in bankruptcy, either through a pre-arranged restructuring agreed to with the lenders or otherwise, (viii) conducting a process to sell the Company under the protections and procedures of the bankruptcy laws and (ix) liquidating the Company in bankruptcy.

2.	As described on page 21 of the Proxy Statement, on March 21, 2008 the Board of Directors met and approved the retention of UBS Securities LLC (“UBS”), an investment bank, to assist the Company in reviewing its capital structure and obtaining the permanent amendment to its credit agreement. UBS is an independent investment bank with no financial interest in the Company.

3.	As described on page 22 of the Proxy Statement, on April 7, 2008, the Board of Directors held a telephonic meeting, which representatives of Cahill Gordon & Reindel LLP (“Cahill”) attended. Cahill representatives led a full discussion regarding the directors’ duties and responsibilities in connection with the unsolicited offer from Company A, a strategic buyer. Following the discussion, the consensus of the Board of Directors was not to pursue Company A’s expression of interest at that time in order to continue to pursue its business strategy of reducing costs and restructuring its existing credit agreement.

4.	As described on page 22 of the Proxy Statement, on April 21, 2008, the Board of Directors held a telephonic meeting attended by representatives of Cahill and UBS. Janet Steinmayer updated the Board of Directors on the status of discussions with the Company’s lenders to amend the credit agreement and the challenges regarding the Company’s capital structure. Representatives of UBS and Cahill discussed various capital structure and other alternatives and UBS representatives proposed a process to explore such alternatives. Following a full discussion of the expression of interest received from Company A, the Board of Directors again determined not to pursue Company A’s expression of interest at that time so that it could take the time to explore all of the Company’s alternatives.

5.	As described on page 25 of the Proxy Statement, on June 23, 2008, the Board of Directors held a telephonic meeting during which Ms. Steinmayer updated the Board of Directors on a new expression of interest that had been received from Company B with a price indication of 8.5x to 9.5x EBIT. Ms. Steinmayer advised that representatives of UBS had evaluated the bid to imply a range from $5.10 to $6.38 per IDS based on the amount of net debt reflected on the Company’s most recent balance sheet. Based on the fact that the Company had 11 active bids, the higher end of Company B’s bid was lower than the lowest of all of the other 11 bids but one, and that the process would be slowed down significantly to get Company B to the same diligence level as the 11 other bidders, the Board of Directors determined not to include Company B in the process unless circumstances changed. Representatives of UBS subsequently communicated the Board’s decision to Company B.

6.	As described on page 27 of the Proxy Statement, on August 9, 2008, the Board of Directors held a telephonic meeting without any executive officers where it determined to designate independent director Glenn Zander as the sole member of a special committee. Mr Zander is an independent director with experience in business restructurings who could make himself available to spend the extra time needed to work directly with the Company’s advisors and management to evaluate alternatives.

7.	As described on pages 27 and 28 of the Proxy Statement, on August 21, 2008, the Board of Directors held a meeting in New York City. Representatives of UBS presented an update on the various capital structure and other alternatives being explored including (i) selling the Company to a third party, (ii) refinancing the Company’s indebtedness under the credit agreement with the proceeds of an issuance of new senior secured notes, (iii) exchanging the Notes for new equity and cash proceeds from new preferred stock, (iv) exchanging the Notes for new common equity, (v) refinancing the IDSs with cash raised from a new equity offering, (vi) operating under the current capital structure by significantly reducing operating costs and capital expenditures, deferring interest payments on the Notes and either securing a new credit facility with the existing lenders or seeking a permanent amendment of the monthly financial maintenance covenants under the credit agreement, (vii) restructuring the balance sheet in bankruptcy, either through a pre-arranged restructuring agreed to with the lenders or otherwise, (viii) conducting a process to sell the Company under the protections and procedures of the bankruptcy laws and (ix) liquidating the Company in bankruptcy.

8.	As described on page 28 of the Proxy Statement, on August 22, 2008, a representative from Abrams & Laster, special Delaware counsel to the Board of Directors, (“A&L”), contacted the investment bank Evercore Group L.L.C. (“Evercore”) to discuss its potential engagement to provide an opinion as to the consideration being offered in the Merger. Upon learning in August 2008 of limitations on the ability of UBS to render a fairness opinion, representatives of Cahill and A&L discussed the potential availability and qualifications of other leading investment banking firms to provide financial advice to the Board. Based upon the history of Evercore providing independent and expert advice on matters involving A&L and/or Cahill, A&L contacted Evercore on August 22, 2008 to determine Evercore’s availability to analyze a potential transaction with Kohlberg and potentially to provide an opinion to the Board on the financial terms of any merger agreement with Kohlberg. A&L has worked on transactions and lawsuits in which Evercore has been engaged by parties with the same and adverse interests as A&L’s clients. Based upon Evercore’s preliminary expression of interest and commitment of senior personnel with expertise to staff the proposed engagement, A&L did not contact other potential financial advisers and recommended that the Board engage Evercore. Evercore was not engaged to render a fairness opinion as the consideration in the transaction represented primarily a payment for the debt underlying the IDS, but instead agreed to render an opinion based on methodologies that analyzed the relative value of the total consideration being offered to security holders as compared to the Company’s estimated enterprise value. Evercore is an independent investment bank with no financial interest in the Company or Kohlberg.

9.	As described on page 28 of the Proxy Statement, on September 2, 2008, the Board of Directors held a meeting in New York City. Representatives of UBS provided an update on the exploration process and informed the Board of Directors that Kohlberg had lowered its price to $4.00 per IDS, but that they believed that Kohlberg might increase its offer, particularly if the Company committed to negotiating exclusively with Kohlberg. Representatives of UBS stated that Company C still had not finished its diligence or secured financing and would need at least 30 days to complete a deal. UBS representatives reminded the Board of Directors that although Company D had no financing contingency, it had significant outstanding diligence to complete, it had submitted a substantial mark-up to the proposed merger agreement, which increased the uncertainty of reaching a deal, and required a 30-day exclusivity period during which negotiations with Kohlberg would need to be deferred. Representatives of UBS further noted that Company D’s price would vary depending on the Company’s aggregate indebtedness, the per IDS price was calculated after transaction costs and Company D was likely to reduce its price after conducting further due diligence (as other bidders had). The Board of Directors also determined not to go back to other earlier bidders, including Company B, since they would have had to perform significant diligence which would delay the process, was likely to result in similar price reductions and would encounter the same difficulty in securing financing. The Board of Directors determined it was in the best interest of the Company’s security holders to continue to pursue a transaction with Kohlberg.

10.	As described on page 31 of the Proxy Statement, on September 17, 2008, Kohlberg advised UBS that it reduced its offer price from $4.65 per IDS to $4.00 per IDS based on management’s latest financial forecast, a revision to the financing terms by the Original Commitment Lender (including an increase in fees payable) and the further deteriorating financing market conditions. Kohlberg stated that their proposal was subject to a call with management to walk through the revised cash flow forecast and Kohlberg’s satisfaction that the forecast was achievable.

11.	As described on page 34 of the Proxy Statement, on the morning of December 22, 2008, the Board of Directors held a telephonic meeting to consider the proposed terms of the renegotiated transaction and evaluate the Company’s options in a bankruptcy scenario. Representatives of UBS presented their preliminary financial analysis of the revised purchase price contemplated by the proposed amendment to the Original Merger Agreement and discussed certain aspects of several bankruptcy alternatives. UBS then presented the Board of Directors with a break-even analysis that implied EBITDA multiples of between 5.7x and 4.4x would be required upon emergence from bankruptcy to achieve value to the Company’s security holders equivalent to the revised Kohlberg offer based on the Company’s 2009 estimated EBITDA, as provided to UBS by management, but without adjustments for anticipated deterioration in EBITDA resulting from a bankruptcy filing. Following a thorough discussion of the alternatives, the Board of Directors unanimously concluded that continuing to pursue a transaction with Kohlberg, in spite of the revised terms, was in the best interests of the Company’s security holders and other creditors and instructed UBS to contact Kohlberg regarding the potential terms for a transaction.

12.	As described on page 39 of the Proxy Statement, at meetings of the Board of Directors of the Company on September 18, 2008, and December 22, 2008, Evercore presented its financial analyses with respect to whether the aggregate consideration (the aggregate amount of the cash received in the Transaction and the remaining Notes outstanding, the “Aggregate Consideration”) to be received by the holders of the Company’s IDSs was within the range of net enterprise values that Evercore estimated for the Company. In arriving at its opinion dated September 18, 2008, Evercore assumed, with the Company’s consent, that the Notes not acquired in the Tender Offer should be deemed part of the Aggregate Consideration with a value following consummation of the Transaction equal to at least $3.99 per Note. In arriving at its opinion dated December 22, 2008, Evercore assumed, with the Company’s consent, that the Notes not acquired in the Tender Offer should be deemed part of the Aggregate Consideration with a value following consummation of the Transaction equal to at least $2.49 per Note.

13.	As described on page 42 and 43 of the Proxy Statement, Evercore calculated and analyzed the ratio of total enterprise value, referred to as TEV, to estimated 2008 calendar year earnings before interest, taxes, depreciation and amortization, or EBITDA, less normalized capital expenditures (estimated as average capital expenditures as a percentage of sales from 2005 to 2007, multiplied by estimated 2008 revenue) for certain selected publicly-traded companies, as well as the ratio of TEV to estimated 2009 calendar year EBITDA less normalized capital expenditures (estimated as average capital expenditures as a percentage of sales from 2005 to 2007, multiplied by estimated 2009 revenue). Evercore also calculated and analyzed the ratio of price to estimated 2008 and 2009 earnings per share for the above selected publicly-traded companies. Evercore also calculated and analyzed the ratio of price to book value per share per the latest publicly available balance sheet. Evercore calculated all multiples for the selected companies based on each respective company’s closing share prices as of September 17, 2008. These calculations were based on publicly available financial data including estimates from equity research analysts. The range of implied multiples that Evercore calculated is summarized below:

	Transaction	Public Market Trading Multiples
	Multiples	Caterers & Concession Operators
Metric	CVP	Mean	Median	High	Low

TEV/2008E EBITDA — CapEx	8.8x	13.3x	13.2x	15.3x	11.3x
TEV/2009E EBITDA — CapEx	11.0x	11.8x	11.9x	13.1x	10.3x
Price/2008E Earnings	Deficit	16.2x	15.5x	18.1x	15.0x
Price/2009E Earnings	Deficit	14.1x	13.5x	15.6x	13.3x
Price/Book Value	Deficit	3.6x	3.4x	4.3x	3.1x

Evercore did not calculate the implied per share values for the multiples observed in the Public Market Trading Analysis due to differences in business, financial, trading and geographic characteristics.

14.	As described on page 43 of the Proxy Statement, Evercore calculated the TEV as a multiple of EBITDA during the last twelve months prior to the acquisition, or LTM, less normalized capital expenditures (defined as the average of the last three fiscal year capital expenditures as a percentage of sales multiplied by the revenue for the last twelve months) implied by these transactions. Evercore also calculated the ratio of the offer price to LTM earnings. Multiples for the selected transactions were based on publicly available financial information. The range of implied multiples that Evercore calculated is summarized below:

Transaction
	Multiples	Precedent Transaction Multiples
	CVP	Mean	Median	High	Low

TEV/LTM EBITDA — CapEx	9.1x	14.7x	14.7x	14.7x	14.7x
Offer Price/LTM EPS	Deficit	20.5x	20.5x	20.5x	20.5x

Evercore did not calculate the implied per share values for the multiples observed in the Precedent Transaction Analysis due to differences in business, financial, trading and geographic characteristics.

15.	As described on page 43 of the Proxy Statement, in performing its Discounted Cash Flow Analysis, Evercore calculated ranges of estimated terminal values by using a range of perpetuity growth rates from 2.0% to 6.0%. The estimated interim after-tax free cash flows and terminal values were then discounted to present value at September 30, 2008 using discount rates of 12.0% to 20.0%.

Evercore selected the range of perpetuity growth rates based on its estimate for the long-term free cash flow growth rate based on discussions with and financial projections provided by Management. Evercore estimated a range of discount rates for the Company based on its judgment, at the time of the relevant opinion, regarding expected rates of return for the Company given its existing capital structure, taking into account the Company’s financial outlook, macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors.

Using the financials projections provided by Management, Evercore calculated a range of Net Enterprise Values that are summarized below:

Net Enterprise Value(1)(2)(3)

Discount	Perpetuity Growth Rate
Rate	2.00%	3.00%	4.00%	5.00%	6.00%

20.0%	($21)	($17)	($13)	($7)	($1)
18.0%	(7)	(1)	5	12	21
16.0%	12	19	28	39	52
14.0%	37	48	62	78	99
12.0%	72	89	112	140	178

Evercore compared these values to the Aggregate Consideration of $83.9 million and noted that 20 of the 25 values in this range were below the Aggregate Consideration of $83.9 million.

Evercore also prepared a sensitivity case to the management projections that utilized different assumptions relating to cost savings and improvements in working capital management. Management confirmed that these sensitivity assumptions represented a reasonable set of assumptions for a sensitivity case. The analysis indicated the following implied net enterprise value ranges for the Company:

Net Enterprise Value (1)(2)(3)

Discount	Perpetuity Growth Rate
Rate	2.00%	3.00%	4.00%	5.00%	6.00%

20.0%	($44)	($40)	($36)	($31)	($26)
18.0%	(31)	(26)	(21)	(14)	(7)
16.0%	(15)	(8)	(0)	9	20
14.0%	7	17	29	43	61
12.0%	37	53	72	97	130

Evercore compared these values to the Aggregate Consideration of $83.9 million and noted that 23 of the 25 values in this range were below the Aggregate Consideration of $83.9 million.

16.	As described on page 46 of the Proxy Statement, Evercore calculated and analyzed the ratio of TEV to estimated 2008 calendar year EBITDA, less normalized capital expenditures (estimated as average capital expenditures as a percentage of sales from 2005 to 2007, multiplied by estimated 2008 revenue) for certain selected publicly traded companies, as well as the ratio of TEV to estimated 2009 calendar year EBITDA less normalized capital expenditures (estimated as average capital expenditures as a percentage of sales from 2005 to 2007, multiplied by estimated 2009 revenue). Evercore also calculated and analyzed the ratio of price to estimated 2008 and 2009 earnings per share for the above selected publicly traded companies. Evercore also calculated and analyzed the ratio of price to book value per share per the latest publicly available balance sheet. Evercore calculated all multiples for the selected companies based on each respective company’s closing share prices as of December 19, 2008. These calculations were based on publicly available financial data

 1 Valuation as of 9/30/08; 2008E reflects Q4 financials only
 2 Net Debt represents Bank Debt less excess cash of $6.5 million, which excludes $20.0 million minimum cash balance and $3.2 million in an escrow account as of 9/30/08 per management
 3 NOLs valued at $8.5 million, midpoint of estimated $8.0-$9.0 million range from PricewaterhouseCoopers including estimates from equity research analysts. The range of implied multiples that Evercore calculated is summarized below:

	Transaction	Public Market Trading Multiples
	Multiples	Caterers & Concession Operators
Metric	CVP	Mean	Median	High	Low

TEV/2008E EBITDA — CapEx	9.4x	11.5x	10.5x	13.5x	10.3x
TEV/2009E EBITDA — CapEx	10.4x	10.6x	9.8x	12.4x	9.4x
Price/2008E Earnings	Deficit	14.6x	14.9x	16.0x	13.0x
Price/2009E Earnings	Deficit	13.6x	13.1x	15.1x	12.7x
Price/Book Value	Deficit	2.7x	2.8x	2.9x	2.6x

Evercore did not calculate the implied per share values for the multiples observed in the Public Market Trading Analysis due to differences in business, financial, trading and geographic characteristics.

17.	As described on pages 46 and 47 of the Proxy Statement, Evercore performed an analysis of selected merger and acquisition transactions. Evercore identified and analyzed a group of three acquisitions of caterer and concession operators that were announced between 2006 and 2007. Evercore noted that the target companies identified were not directly comparable to the Company due to differences in business, financial, trading and geographic characteristics. Evercore also noted that these transactions occurred at a time when the availability of financing for transactions was greater and terms were substantially more favorable than at the time of the Transaction. Evercore calculated the TEV as a multiple of LTM EBITDA, less normalized capital expenditures (defined as the average of the last three fiscal year capital expenditures as a percentage of sales multiplied by the revenue for the last 12 months) implied by these transactions. Evercore also calculated the ratio of the offer price to LTM earnings per share. Multiples for the selected transactions were based on publicly available financial information.

The range of implied multiples that Evercore calculated is summarized below:

Transaction
	Multiples	Precedent Transaction Multiples
	CVP	Mean	Median	High	Low

TEV/LTM EBITDA — CapEx	9.4x	14.7x	14.7x	14.7x	14.7x
Offer Price/LTM EPS	Deficit	20.5x	20.5x	20.5x	20.5x

Evercore did not calculate the implied per share values for the multiples observed in the Precedent Transaction Analysis due to differences in business, financial, trading and geographic characteristics.

18.	As described on page 47 of the Proxy Statement, in performing its Discounted Cash Flow Analysis, Evercore calculated ranges of estimated terminal values by using a range of perpetuity growth rates from 2.0% to 6.0%. The estimated interim after-tax free cash flows and terminal values were then discounted to present value at December 31, 2008 using discount rates of 12.0% to 20.0%.

Evercore selected the range of perpetuity growth rates based on its estimate for the long-term free cash flow growth rate based on discussions with and financial projections provided by Management. Evercore estimated a range of discount rates for the Company based on its judgment, at the time of the relevant opinion, regarding expected rates of return for the Company given its existing capital structure, taking into account the Company’s financial outlook, macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors.

Evercore calculated a range of Net Enterprise Values that are summarized below:

Net Enterprise Value(1)(2)

Discount	Perpetuity Growth Rate
Rate	2.00%	3.00%	4.00%	5.00%	6.00%

20.0%	($35)	($31)	($27)	($22)	($16)
18.0%	(22)	(17)	(11)	(4)	4
16.0%	(5)	2	(10)	20	32
14.0%	17	28	40	55	75
12.0%	49	65	85	111	145

Evercore compared these values to the Aggregate Consideration of $52.5 million and noted that 19 of the 25 values in this range were below the Aggregate Consideration of $52.5 million.

Evercore also prepared a sensitivity case to the management projections that utilized different assumptions relating to cost savings. Management confirmed that these sensitivity assumptions represented a reasonable set of assumptions for a sensitivity case. The analysis indicated the following implied net enterprise value ranges for the Company:

Net Enterprise Value(1)(2)

Discount	Perpetuity Growth Rate
Rate	2.00%	3.00%	4.00%	5.00%	6.00%

20.0%	($49)	($45)	($42)	($37)	($33)
18.0%	(38)	(33)	(28)	(22)	(16)
16.0%	(23)	(17)	(10)	(2)	8
14.0%	(4)	5	15	28	45
12.0%	22	36	54	76	105

Evercore compared these values to the Aggregate Consideration of $52.5 million and noted that 22 of the 25 values in this range were below the Aggregate Consideration of $52.5 million.

 1 Valuation as of 12/31/08, assumes mid-year discount convention
 2 NOLs valued at $8.5 million, midpoint of estimated $8.0-$9.0 million range from PricewaterhouseCoopers

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into the Proxy Statement, as supplemented by this supplement, including those relating to the Company’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “should,” “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include the information concerning possible or assumed future results of the Company as set forth under “Adoption of the Merger Agreement (Proposal 1) — The Merger — Reasons for the Merger; Recommendation of the Board of Directors” and “Adoption of the Merger Agreement (Proposal 1) — The Merger — Opinion of Evercore Group L.L.C.” These statements are not historical facts but instead represent only the Company’s expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include the risk factors set forth in the Proxy Statement and other market, business, legal and operational uncertainties discussed elsewhere in the Proxy Statement and the documents that are incorporated therein by reference. Those uncertainties include, but are not limited to:

•	the failure of the security holders to adopt the Merger Agreement and the transactions contemplated thereby;

•	disruption from the Merger and the transactions contemplated thereby, including lost business opportunities and difficulty maintaining relationships with employees, clients and suppliers;

•	legal risks, including litigation, whether or not related to the Merger and the transactions contemplated thereby, and legislative and regulatory developments; and

•	changes in general economic and market conditions.

The Company’s actual results and financial conditions may differ, perhaps materially, from the anticipated results and financial conditions in any forward-looking statements, and, accordingly, readers are cautioned not to place undue reliance on such statements.

For more information concerning factors that could affect the Company’s future results and financial condition, see, in addition to the factors discussed under “Risk Factors” in the Proxy Statement, “Management’s Discussion and Analysis” in our annual report on Form 10-K for the year ended January 1, 2008, and Quarterly Reports on Form 10-Q for the fiscal quarters ended April 1, 2008, July 1, 2008 and September 30, 2008, which are incorporated herein by reference. Parent and the Company undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

The Company filed the Proxy Statement with the SEC on December 23, 2008, and we have filed this supplement to the Proxy Statement with the SEC on January 15, 2009. Security holders are urged to read the Proxy Statement, as supplemented by this supplement, because it contains important information about the merger and the special meeting of company security holders. In addition, the Company files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. Our SEC filings made electronically through the SEC EDGAR system are available to the public at the SEC website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.

As allowed by SEC rules, the Proxy Statement, as supplemented by this supplement, does not contain all the information you can find in the Proxy Statement on Schedule 14A filed by the Company to vote on the proposal to adopt the Merger Agreement. The SEC allows us to “incorporate by reference” information into the Proxy Statement, as supplemented by this supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of the Proxy Statement, as supplemented by this supplement, and later information that we file with the SEC will update and supersede that information. The Proxy Statement, as supplemented by this supplement, incorporates by reference the documents set forth below that we (SEC file number 001-31904) have previously filed with the SEC. These documents contain important information about the Company and our financial condition.

COMPANY FILINGS WITH THE SEC	PERIOD AND/OR FILING DATE
Annual Report on Form 10-K	Year ended January 1, 2008, as filed March 17, 2008
Quarterly Reports on Form 10-Q	Quarter ended September 30, 2008, as filed November 10, 2008, Quarter ended July 1, 2008, as filed August 12, 2008, and Quarter ended April 1, 2008, as filed May 19, 2008
Definitive Proxy Statement on Schedule 14A	Filed April 25, 2008
Current Reports on Form 8-K	Filed April 7, 2008, September 19, 2008, September 22, 2008, November 5, 2008, December 24, 2008 and January 14, 2009

You may obtain additional copies of the documents incorporated in the Proxy Statement, as supplemented by this supplement, without charge, by requesting them in writing or by telephone from:

MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 Telephone: (800) 322-2885 (212) 929-5500 Attn: Jeanne Carr	or	Centerplate, Inc. Corporate Secretary 2187 Atlantic Street, 6th Floor Stamford, Connecticut 06902 (203) 975-5906

Any request for copies of documents should be made by January 17, 2009 in order to ensure receipt of the documents before the special meeting.

The Proxy Statement, as supplemented by this supplement, does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of the Proxy Statement, as supplemented by this supplement, should not create an implication that there has been no change in the affairs of the Company since the date of the Proxy Statement, as supplemented by this supplement, or that the information herein is correct as of any later date.

The Company has not authorized anyone to give any information or make any representation about the Merger that is different from, or in addition to, that contained in the Proxy Statement, as supplemented by this supplement, or in any of the materials that are incorporated by reference into the Proxy Statement, as supplemented by this supplement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities referred to by the Proxy Statement, as supplemented by this supplement, are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in the Proxy Statement, as supplemented by this supplement, does not extend to you. The information contained in the Proxy Statement, as supplemented by this supplement, speaks only as of the date of this document unless the information specifically indicates that another date applies.

PROXY CENTERPLATE, INC. PROXY - FOR THE SPECIAL MEETING OF SECURITY HOLDERS -- JANUARY 27, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Janet L. Steinmayer and Kevin F. McNamara, and each of them, with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Centerplate, Inc., a Delaware corporation (the “Company”), that the undersigned would be entitled to vote if personally present at the Special Meeting of security holders of the Company, to be held in the Conference Center, Ground Level at 200 First Stamford Place, Stamford, Connecticut 06902, at 8:30 a.m., Eastern Time on January 27, 2009 and at any adjournment thereof, upon the matters described in the accompanying Notice of Special Meeting and Proxy Statement, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other matters that may properly come before the Special Meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, SAID PROPOSALS BEING MORE FULLY DESCRIBED IN THE NOTICE OF SPECIAL MEETING AND THE PROXY STATEMENT, AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT THEREOF. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (TO BE SIGNED ON REVERSE SIDE) Address Change/Comments (Mark the corresponding box on the reverse side) s FOLD AND DETACH HERE s

Mark Here for Address Change or Comments PLEASE SEE REVERSE SIDE THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” FOR AGAINST ABSTAIN 1. Proposal to adopt the Agreement and Plan of Merger, dated In their discretion, the Proxies are authorized to vote and otherwise represent the undersigned on September 18, 2008 as amend by the Amendment to the such other matters as may properly come before the Special Meeting or any adjournment thereof. Agreement and Plan of Merger dated December 23, 2008, as it may be further amended from time to time, by and among the Company, Parent and Merger Sub, and the transactions contem- To change the address on your account, please mark the box at right and indicate your new plated thereby, pursuant to which Merger Sub will be merged address in the space provided on the reverse side. Please note that changes to the registered with and into the Company, with the Company as the surviving name(s) on the account may not be submitted via this method. corporation. If you plan to attend the Special Meeting, please mark the box at right.I plan to attend the meeting. 2. Proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE PROVIDED AS SOON AS POSSIBLE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X Signature(s) of Stockholder Date: NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. ? FOLD AND DETACH HERE ?